Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Forms S-3 (Nos. 333-88960, 333-119029, 333-118352, 333-97625, 333-47763, 333-111062, and 333-120336) on Amedisys, Inc., Form S-8 (No. 333-60525) pertaining to the Employee Stock Purchase Plan of Amedisys, Inc., Form S-8 (No. 333-51704) pertaining to the Amedisys, Inc. 1998 Stock Option Plan of Amedisys, Inc., and of Amedisys, Inc. of our report dated June 29, 2005 with respect to the consolidated financial statements of HMR Acquisitions, Inc. (HMR) for the years ended December 31, 2004 and 2003 and for the period from October 9, 2002 (inception) through December 31, 2002; and the consolidated financial statements of Housecall Medical Resources, Inc. and Subsidiaries, predecessor entity to HMR, for the period from January 1, 2002 through November 18, 2002 included in this Form 8-K/A.

/s/ Ernst & Young LLP

September 23, 2005

Atlanta, Georgia